                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                  Haggar Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                  HAGGAR CORP.
                               6113 LEMMON AVENUE
                               DALLAS, TEXAS 75209


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD FEBRUARY 7, 2001


To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Haggar Corp. (the "Company") will be held in Haggar Corp. Conference Center, 6113 Lemmon Avenue, Dallas, Texas, on the 7th day of February, 2001, at 2:00 p.m. (local time) for the following purposes:

     1. To elect two Class II directors to serve until the expiration of their terms and until their successors are duly elected and qualified;

     2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending September 30, 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 29, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the Annual Meeting.

                                           By Order of the Board of Directors






                                           J. M. Haggar, III
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER


Dated:  January 4, 2001


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                      [THIS PAGE LEFT BLANK INTENTIONALLY]

                                  HAGGAR CORP.
                               6113 LEMMON AVENUE
                               DALLAS, TEXAS 75209



                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD FEBRUARY 7, 2001

                             -----------------------



                    SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Haggar Corp., a Nevada corporation ("Haggar" or the "Company"), to be voted at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, February 7, 2001, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of directors and in favor of the other proposals set forth in the Notice.

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company or by executing and delivering to the Secretary of the Company a proxy bearing a later date. However, no such revocation shall be effective until notice thereof has been received by the Company at or before the Annual Meeting. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

In addition to the solicitation of proxies by mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed proxy will be borne by Haggar.

The principal executive offices of Haggar are located at 6113 Lemmon Avenue, Dallas, Texas 75209. Haggar's mailing address is the same as that of its principal executive offices.

This Proxy Statement and accompanying proxy are first being mailed on or about January 4, 2001. Haggar's Annual Report covering the Company's fiscal year ended September 30, 2000, is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

                             PURPOSES OF THE MEETING

At the Annual Meeting, the stockholders of Haggar will consider and vote on the following matters:

     1. The election of two Class II directors to hold office until the expiration of their terms and until their successors are duly elected and qualified;

     2. The ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending September 30, 2001; and

     3. The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.


                                QUORUM AND VOTING

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on December 29, 2000 (the "Record Date"). On the Record Date, there were 6,495,460 shares of Common Stock of the Company, par value $0.10 per share, issued and outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required to approve all other matters to be presented at the Annual Meeting.

Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors or the approval of any other matters.







               [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each current director and nominee for director of the Company; (ii) the executive officers of the Company; (iii) all executive officers and current directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                                  Common            Percent of
                                                               Stock Owned         Class Owned
                                                              Beneficially(1)     Beneficially(1)
                                                              ---------------     ---------------
         J. M. Haggar, III (2)..............................     761,324               11.3
         Frank D. Bracken (3)...............................     260,405                3.9
         David M. Tehle (4).................................      25,700                 *
         Alan C. Burks (5)..................................      55,272                 *
         David G. Roy (5)...................................      23,000                 *
         Richard W. Heath (6)...............................      19,600                 *
         Norman E. Brinker (7)..............................      16,400                 *
         Rae F. Evans (5)...................................      15,000                 *
         John C. Tolleson (8)...............................      71,000                1.1

         All Executive Officers and Directors
          (9 persons) (9)...................................   1,247,701               17.47

         Franklin Resources, Inc. (10)......................     990,000                9.1
         Kahn Brothers & Co., Inc. (11).....................     631,797                9.7
         Barrow Hanley Mewhinney & Strauss, Inc. (12).......     755,400               11.6
         Dimensional Fund Advisors, Inc. (13) ..............     430,725                6.6
         Gerald Van Tsai (14)...............................     376,675                5.8

----------------------
*Less than 1%.

(1) Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to the shares of Common Stock shown as beneficially owned by them.

(2) Includes 2,299 shares over which J. M. Haggar, III shares voting and dispositive power with his wife, 37,113 shares over which he otherwise shares voting and dispositive power as a trustee of various trusts, 50,143 shares over which he shares voting and dispositive power as a director of a private charitable foundation and 250,459 shares which may be acquired pursuant to stock options that are exercisable currently or within 60 days of the Record Date.

(3) Includes 10,000 shares over which Mr. Bracken shares voting and dispositive power with his wife and 240,611 shares which may be acquired pursuant to stock options that are exercisable currently.

(4) Includes 25,000 shares which may be acquired upon exercise of stock option that are currently exercisable.

(5) Represents shares which may be acquired pursuant to stock options exercisable currently or within 60 days of the Record Date.

(6) Includes 5,000 shares over which Mr. Heath shares voting and dispositive power with his wife and 14,600 shares which may be acquired pursuant to stock options exercisable currently or within 60 days of the Record Date.

(7) Includes 15,400 shares which may be acquired pursuant to stock options exercisable currently or within 60 days of the Record Date.

(8) Includes 6,000 shares which may be acquired upon exercise of stock options that are exercisable currently or within 60 days of the Record Date.

(9) Includes 104,555 shares over which voting and dispositive power is shared and 645,342 shares which may be acquired pursuant to stock options which are exercisable currently or within 60 days of the Record Date.

(10) Based on information contained in Form 13F-HR filed with the Securities and Exchange Commission on November 13, 2000, by Franklin Resources, Inc. ("FRI), on behalf of Franklin Advisers, Inc., its two principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr., and its wholly-owned subsidiary, Franklin Advisory Services, Inc., whose address is 777 Mariners Island Boulevard, San Mateo, California 94404.

(11) Based on information contained in Form 13F-HR filed with the Securities and Exchange Commission on November 2, 2000, by Kahn Brothers & Co., Inc., whose address is 55 Broadway, 9th floor, New York, New York 10006.

(12) Based on information contained in Form 13F-HR filed with the Securities and Exchange Commission on November 13, 2000, by Barrow Hanley Mewhinney & Strauss, Inc., whose address is 3232 McKinney Ave., 15th Floor, Dallas, Texas 75204.

(13) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 3, 2000, by Dimensional Fund Advisors, Inc., whose address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

(14) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 20, 2000 by Gerald Van Tsai, whose address is P.O. Box 900, Hanover, New Hampshire 03755. The amount shown includes 161,075 shares over which Mr. Van Tsai reports shared voting and dispositive power.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

The Board of Directors of the Company is divided into three classes presently consisting of two Class I directors, two Class II directors and two Class III directors. The term of office of the Class II directors expires at the 2001 Annual Meeting. The Board of Directors has proposed J. M. Haggar, III and Richard W. Heath as nominees for election as the two Class II directors to serve for three-year terms and until their successors are elected and qualified.

A plurality of the votes cast at the meeting is required to elect each nominee. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. Management has no reason to believe that any nominee will be unable to serve if elected. If any nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR CLASS II DIRECTOR.

         NAME                       AGE     POSITIONS WITH COMPANY
         ----                       ---     ----------------------
         Richard W. Heath            58     Director

         J.M. Haggar, III            49     Chairman of the Board, Chief
                                            Executive Officer and Director

RICHARD W. HEATH has served as a director of the Company since 1991. He has served as President and Chief Executive Officer of BeautiControl Cosmetics, Inc., a direct seller of cosmetic, nutritional and skin care products, since its inception in 1981. In October 2000, Mr. Heath was also named Senior Vice President of Beauty and Nutritional Products for Tupperware Corporation in connection with Tupperware's acquisition of BeautiControl. He has over 30 years of experience in the direct sales industry.

J.M. HAGGAR, III has served as Chairman of the Board of the Company since 1994 and Chief Executive Officer since 1990. He has been a director of the Company since 1983. He also served as President of the Company from 1990 to 1994. Mr. Haggar joined the Company on a part-time basis in 1969 and on a full-time basis in 1973. Over the course of his career with the Company, Mr. Haggar has participated in virtually every aspect of the business, including three years in the Manufacturing Division, two years as the Dallas Service Center Manager, one year in the Sales Division, six years in the Marketing and Merchandising Division, and in 1985 was named President of the Menswear Division. Mr. Haggar serves on the Board of Directors of Chase Bank of Texas.

              EXECUTIVE OFFICERS AND DIRECTORS CONTINUING IN OFFICE

Set forth below is information concerning the executive officers of the Company and the other directors of the Company whose terms will continue after the Annual Meeting:

         NAME                       AGE     POSITIONS WITH COMPANY
         ----                       ---     ----------------------
         Frank D. Bracken            60     President, Chief Operating Officer
                                            and Director

         David M. Tehle              44     Executive Vice President and Chief
                                            Financial Officer

         Alan C. Burks               46     Executive Vice President and Chief
                                            Marketing Officer

         David G. Roy                46     Executive Vice President of Operations

         Rae F. Evans                52     Director

         John C. Tolleson            52     Director

         Norman E. Brinker           69     Director

FRANK D. BRACKEN has served as a director of the Company since 1991. He was elected President and Chief Operating Officer of the Company in 1994. Mr. Bracken previously served as Executive Vice President of Marketing of the

Company from 1991 to 1994. He joined the Company as a management trainee in 1963 and has served as a Regional Sales Manager, Western Sales Manager, National Sales Manager, Senior Vice President of Sales and Merchandising and Senior Vice President of Marketing.

DAVID M. TEHLE has served the Company as Senior Vice President and Chief Financial Officer since 1997 and was recently promoted to Executive Vice President and Chief Financial Officer. Prior to joining Haggar, Mr. Tehle served as Vice President of Finance for a division of The Stanley Works from 1996 to 1997, where he was responsible for worldwide finance, strategic planning, accounting, credit and tax functions. From 1993 to 1996, he served as Vice President of Finance and Chief Financial Officer of Hat Brands, Inc., the world's largest independent hat manufacturer. Before his tenure at Hat Brands, Mr. Tehle served as Vice President of Finance for Ryder Aviall, an aviation supply company and previously held various financial positions with Texas Instruments.

ALAN C. BURKS has served the Company as Senior Vice President of Marketing since 1993 and was recently promoted to Executive Vice President and Chief Marketing Officer. Prior to joining Haggar, Mr. Burks had a distinguished career in the advertising industry where he worked for agencies such as Ogilvy and DDB Needham. His account management experience included Frito-Lay, the Ben Hogan Company, Dial Corp and Haggar.

DAVID G. ROY, has served the Company since 1996 in various positions such as Vice President of Engineering, Vice President of Technical Services, and Senior Vice President of Operations. Mr. Roy was recently promoted to Executive Vice President of Operations for the Company. Prior to joining Haggar, Mr. Roy spent twenty years at VF Corporation. He held leadership positions throughout VF's Manufacturing, Distribution and Engineering Departments for Wrangler, Jantzen and Red Kap, where he served as Vice President until 1996.

JOHN C. TOLLESON has served as a director of the Company since 1998. Since 1997, he has been the Chief Executive Officer of The Tolleson Group, a private investment firm and Managing Director of Arena Capital Partners, a private equity fund. Mr. Tolleson founded First USA, Inc. in 1985 and served as Chairman and Chief Executive Officer until its merger with Banc One Corporation in 1997. Mr. Tolleson is also a director of Capstead Mortgage Corporation and Viad Corporation.

RAE F. EVANS has served as a director of the Company since 1994. She is President of Evans & Black, a firm specializing in Washington corporate strategies. Prior to founding Evans & Black in 1995, Mrs. Evans had served as Vice President, National Affairs of Hallmark Cards, Inc. for 13 years.

NORMAN E. BRINKER has served as a director of the Company since 1990. He is Chairman Emeritus of Brinker International, Inc., a company that owns casual-style restaurants, including Chili's Grill & Bar, Romano's Macaroni Grill, On The Border, Cozymel's, Maggiano's Little Italy and The Corner Bakery. Mr. Brinker has served as Chairman of Brinker International, Inc. from 1983 to November 2000, and also served as its Chief Executive Officer from 1983 until 1995. He was the founder of Steak & Ale Restaurants and is a former Chairman of Burger King Corporation and a former President of The Pillsbury Restaurant Group.

BOARD COMMITTEES AND MEETINGS

Standing committees of the Board of Directors of the Company include the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

The Executive Committee is presently composed of J. M. Haggar, III (chairman) and Frank D. Bracken. Pursuant to the Bylaws of the Company, between meetings of the Board of Directors the Executive Committee has the full power and authority of the Board in the management of the business and affairs of the Corporation, except to the extent limited by statute. The Executive Committee meets periodically between meetings of the Board of Directors and held nine such meetings during fiscal 2000.

The Audit Committee is presently composed of Norman E. Brinker (chairman), John
C. Tolleson and Rae F. Evans. The Audit Committee provides the opportunity for direct communication between the independent certified public accountants, the internal accounting staff and the Board of Directors. The Audit Committee met twice during fiscal 2000 to review the scope and results of the fiscal 2000 audit, to review various matters with respect to internal financial controls and procedures, to consider the engagement of the Company's auditors for fiscal 2001, to review the timing and planning of the 2001 audit and approve the filing of the Form 10-K consistent with the Audit Committee Charter.

The Compensation Committee is presently composed of Richard W. Heath (chairman) and Rae F. Evans. The Compensation Committee provides recommendations to the Board of Directors regarding compensation for executive officers and senior management of the Company. The Compensation Committee also administers the Company's 1992 Long Term Incentive Plan, including the grant of stock options thereunder. The Compensation Committee held four meetings during fiscal 2000.

The Nominating Committee is presently composed of J. M. Haggar, III (chairman), Norman E. Brinker and Richard W. Heath. The Nominating Committee investigates and recommends to the Board of Directors qualified nominees for election to the Board. The Nominating Committee will consider a nominee for director recommended by a stockholder of the Company if a written request naming the person to be placed in nomination, accompanied by a brief biographical description of the proposed nominee and his or her written consent to serve as a director if elected, is submitted and received by the Secretary of the Corporation not later than (i) 60 days following the end of the Corporation's fiscal year immediately preceding the annual meeting of the stockholders, or (ii) if a vacancy is to be filled at a special meeting of stockholders, five business days following the earlier of the public disclosure of such special meeting or the date notices thereof were mailed. The Nominating Committee did not meet during fiscal 2000.

The Board of Directors held five meetings during the fiscal year ended September 30, 2000. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard W. Heath and Rae F. Evans comprised the Compensation Committee of the Company during fiscal 2000. Neither Mr. Heath nor Mrs. Evans has ever been an officer or employee of the Company. During a portion of fiscal 2000, J. M. Haggar, III served as a director of BeautiControl Cosmetics, Inc., for whom Mr. Heath serves as President and Chief Executive Officer. During 2000, the BeautiControl Cosmetics, Inc. Board of Directors was reconstituted as a result of the purchase of BeautiControl Cosmetics, Inc. by Tupperware, Inc.

DIRECTOR COMPENSATION

Non-employee members of the Board of Directors receive $15,000 annually plus $1,000 for each Board meeting or committee meeting attended. Non-employee directors also receive a grant of stock options covering 9,000 shares of Common Stock on their initial election to the Board and an additional grant of stock options covering 6,000 shares of Common Stock upon each re-election to the Board. Directors who are also employees of the Company receive no additional compensation for their service on the Board and its committees.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required to file reports of ownership and changes of ownership of the Common Stock with the Securities and Exchange Commission. Based solely upon information provided to the Company by individual directors, executive officers and beneficial owners, the Company believes that during the fiscal year ended September 30, 2000, all such reports were timely filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning compensation of the Chief Executive Officer and the four other executive officers of the Company for the fiscal years ended September 30, 2000, 1999 and 1998.

                                                                           Long Term
                                                                         Compensation
                                      Annual Compensation               -------------
                          ------------------------------------------      Securities
                                                        Other Annual      Underlying       All Other
         Name and         Fiscal    Salary     Bonus    Compensation       Options        Compensation
    Principal Position     Year       ($)     ($)(1)        ($)(2)          (#)(3)            ($)(4)
    ------------------    ------    ------    ------    ------------      ----------      ------------
   J. M. Haggar, III       2000    575,000    495,000      68,548           35,000           18,664
     Chairman and Chief    1999    575,000    723,450      63,812             -              19,308
     Executive Officer     1998    525,000    565,000      58,638          255,458           19,667

   Frank D. Bracken        2000    500,000    427,000      58,888           30,000           18,664
     President and Chief   1999    500,000    643,450      54,656             -              19,308
     Operating Officer     1998    460,000    477,000      49,818          100,000           19,667

   David M. Tehle          2000    220,000    182,000      22,768           15,000           15,064
     Executive Vice        1999    220,000    261,150      20,552             -              15,708
     President and         1998    200,000    195,000      12,180           15,000           15,767
     Chief Financial
     Officer

   Alan C. Burks           2000    280,000    182,000      16,800           12,000           15,064
     Executive Vice        1999    280,000    251,920         -               -              15,780
     President and         1998    263,500    195,000      23,358           35,000           11,706
     Chief Marketing
     Officer

   David G. Roy            2000    170,000    108,000      14,788           15,000           10,864
     Executive Vice        1999    170,000    155,190      11,463             -              11,580
     President of          1998    145,000     91,100      12,366           12,000            7,506
     Operations


---------------------------

(1) Reflects bonus earned during the fiscal year pursuant to the Company's Management Incentive Bonus Plan described in the Compensation Committee Report contained herein. In each case, the bonus was approved and paid during the following fiscal year.

(2) Represents tax reimbursements for the fiscal year pursuant to the Company's Deferred Annuity Plan described in the Compensation Committee Report contained herein.

(3) All awards were for the purchase of Common Stock of the Company pursuant to the 1992 Long Term Incentive Plan described in the Compensation Committee Report contained herein. The amount shown for Mr. Haggar in fiscal 1998 reflects the effect of the repricing of a portion of his previously granted stock options and the cancellation of the remainder.

(4) Represents car allowances and the Company's contributions to its defined contribution profit sharing plan and Section 401(k) retirement plan for the account of the executive officer.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows all individual grants of stock options to the five executive officers of the Company during the fiscal year ended September 30, 2000.

                                                                                            Potential Relizable Value
                                                                                            at Assumed Annual Rates
                                                                                                of Stock Price
                                               % of Total                                    Appreciation for the
                          Securities        Options Granted                                 Term of the Options (3)
                      Underlying Options    to Employees in     Exercise     Expiration  ----------------------------
                          Granted (1)         Fiscal Year     Price ($/Sh)    Date (2)      5% ($)          10% ($)
                      ------------------    ---------------   ------------   ----------  ---------       ------------
J. M. Haggar, III            35,000                8.8%           11.00       11/01/09     242,124           613,591
Frank D. Bracken             30,000                7.5%           11.00       11/01/09     207,535           525,935
David M. Tehle               15,000                3.8%           11.00       11/01/09     103,767           262,968
Alan C. Burks                12,000                3.0%           11.00       11/01/09      83,014           210,374
David G. Roy                 15,000                3.8%           11.00       11/01/09     103,767           262,968


-------------------------------

(1) Options are to purchase shares of the Company's Common Stock. Newly granted options vest in three equal increments on the first through the third anniversaries of the grant, subject to acceleration of vesting upon death, disability or retirement.

(2) All options are subject to earlier termination due to death, disability or termination of employment.

(3) These calculations and the assumed annual appreciation rates are disclosed pursuant to rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

Shown below is information with respect to the five executive officers of the Company regarding option exercises during the fiscal year ended September 30, 2000, and the number and value of unexercised options held as of September 30, 2000.

                                                                            Securities                  Value Of
                                                                            Underlying                 Unexercised
                                                                           Unexercised                 In-The-Money
                                                                           Options At                   Options At
                                                                        Fiscal Year End(#)          Fiscal Year End($)(1)
                      Shares Acquired on                           ---------------------------   ---------------------------
                          Exercise (#)        Value Realized($)    Exercisable   Unexercisable   Exercisable   Unexercisable
                      ------------------      -----------------    -----------   -------------   -----------   -------------
J. M. Haggar, III              0                     0                222,126       68,332          25,000        77,500

Frank D. Bracken               0                     0                213,945       63,332          50,000        70,000

David M. Tehle                 0                     0                 20,000       20,000          15,000        30,000

Alan C. Burks                  0                     0                 44,606       23,666          15,000        25,500

David G. Roy                   0                     0                 18,000       19,000          12,000        28,500

--------------------------

(1) Values stated are pre-tax and are based upon the closing price of $12.50 per share of the Company's Common Stock on Nasdaq National Market System on September 29, 2000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In order to provide supplemental retirement benefits and pre-retirement death benefits to select executive officers, the Company formed the Haggar Corp. Supplemental Executive Retirement Plan ("SERP") during the first quarter of fiscal 2000. At retirement age, as defined in the SERP, each participant will be entitled to a life annuity benefit (if married, a joint and 50% survivor annuity) equal to 65% of the participant's average total compensation during the three prior fiscal years, reduced by any Company-provided benefit under the existing deferred annuity program. If a participant dies before retirement, the surviving spouse or other beneficiary will receive a death benefit equal to $400,000 per year payable annually for 10 years.

The SERP is operating as an unfunded compensation arrangement that is not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. The Company has established a trust to which the Company is contributing cash to purchase variable life insurance policies insuring each participant. During fiscal 2000, the Company contributed to the trust $584,000 and $1,385,000 for the payment of premiums on variable life policies insuring J.M. Haggar, III and Frank D. Bracken, respectively. There are presently no other participants in the SERP.




               [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

PERFORMANCE GRAPH

The line graph below compares the cumulative total stockholder return on the Company's Common Stock from September 30, 1995, through September 30, 2000, with the return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Textile and Apparel Manufacturers Index ("S&P Apparel") for the same period. In accordance with the disclosure rules of the Securities and Exchange Commission, the measurement assumes a $100 initial investment in the Company's stock with all dividends reinvested, and a $100 initial investment in the indexes.


                                [OBJECT OMITTED]


                                                     Cumulative Total Return
                                     -------------------------------------------------------
                                      9/95      9/96      9/97      9/98      9/99     9/00
HAGGAR CORP.                         100.00     78.91     82.12     61.62     71.86    72.30
S & P 500                            100.00    120.34    169.01    184.30    235.54   266.83
S & P TEXTILES (APPAREL)             100.00    135.78    147.42    100.05     80.63    80.51

                          COMPENSATION COMMITTEE REPORT

INTRODUCTION

The Compensation Committee, which is comprised of two non-employee directors of the Company, is responsible for structuring, evaluating and recommending to the Board of Directors the Company's executive compensation policies and the annual compensation of the executive officers and other senior management of the Company thereunder. In connection with such responsibilities, the Compensation Committee has exclusive authority to administer the Company's 1992 Long Term Incentive Plan, including the grant of stock options and other awards thereunder. All other actions of the Compensation Committee are subject to the approval of the Board of Directors.

EXECUTIVE COMPENSATION OBJECTIVES

The primary objectives of the Compensation Committee are to ensure that the compensation provided to the Company's executive officers and other senior management integrates with Haggar's annual and long-term performance objectives, to reward superior performance, and to assist the Company in attracting, retaining and motivating executives with exceptional leadership abilities. Consistent with this philosophy, the Compensation Committee has established a competitive and appropriate total compensation package for the executive officers and other senior management of the Company consisting primarily of base salary, annual bonus pursuant to a Management Incentive Plan, discretionary payments under a Deferred Annuity Plan and stock options pursuant to the 1992 Long Term Incentive Plan. Selected executive officers may also participate in the Supplemental Executive Retirement Plan. The Compensation Committee does not presently anticipate that the compensation of any executive officer will materially exceed the cap on deductibility imposed by Section 162(m) of the Internal Revenue Code during fiscal 2001.

ELEMENTS OF EXECUTIVE COMPENSATION

BASE SALARY. The Compensation Committee recommends base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, length of service, individual performance and internal equity considerations. To ensure that the Company maintains its competitive position and retains the talent necessary to meet the challenges in the apparel industry, the Compensation Committee will continue to evaluate and analyze Haggar's base salaries and make appropriate adjustments.

ANNUAL BONUS. The Board of Directors has approved a Management Incentive Plan pursuant to which certain members of senior management of the Company are eligible to receive a cash bonus following each fiscal year in which the Company meets or exceeds an annual net income goal established by the Board of Directors. The amount of individual bonuses is based on the performance of the Company, the total amount of funds available for distribution and each participant's incentive base amount (provided that no participant's bonus may exceed 200% of his incentive base amount). Eligibility to participate in the Management Incentive Plan and the amount of the bonus pool are determined by the Compensation Committee and approved by the Board of Directors.

DISCRETIONARY PAYMENTS. The Company has established a Deferred Annuity Plan pursuant to which all salaried and sales personnel whose total salary, commissions and incentive base is $80,000 or more may make voluntary contributions to deferred annuity investment products on an after-tax basis through payroll deductions or direct payment. Each year, the Board of Directors determines whether to pay an additional cash bonus to any of the participants in the Deferred Annuity Plan for the purpose of compensating for federal income taxes owed on the annuity plan investment contribution and the bonus. Although the Compensation Committee does not administer the Deferred Annuity Plan, bonuses paid to executive officers thereunder are subject to review and approval by the Compensation Committee in connection with its evaluation of the total compensation of the Company's executive officers.

STOCK OPTIONS. Stock options are granted by the Compensation Committee under the Company's 1992 Long Term Incentive Plan. One of the Compensation Committee's priorities is for the executive officers and senior management of the Company to be significant stockholders so that their interests are aligned with the interests of Haggar's other stockholders. The Compensation Committee believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. Under the 1992 Long Term Incentive Plan, stock options are granted with an option exercise price not less than the fair market value of the Common Stock on the day of grant. Stock options are normally granted annually and, in support of the Compensation Committee's ownership objectives, are intended to be granted to the executive officers at levels at the high end of the competitive market range of comparable companies. Stock options were granted during fiscal 2000 which vest ratably over three years and remain exercisable for ten years from the date of grant, subject to the provisions of the 1992 Long Term Incentive Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP"). The SERP established by the Company is intended to reward executive officers who have exhibited outstanding performance over an extended tenure with the Company. As such, the SERP provides an incentive for both consistently high performance and longevity with the Company. Although the Compensation Committee does not administer the SERP, the benefits of the SERP are taken into consideration in connection with its evaluation of the overall package of compensation and benefits provided to executive officers. Presently, the Chief Executive Officer and the President are the only participants in the SERP.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Chief Executive Officer participates in the same executive compensation program provided to the other executive officers and senior management of the Company as described above. The Compensation Committee's approach to setting compensation for the Chief Executive Officer is to be competitive with comparable companies and to have a major portion of his compensation depend on the achievement of performance criteria.

The Chief Executive Officer's total cash compensation for fiscal 2000 was $1,157,212. Approximately 42.8% of this amount was earned under the annual Management Incentive Program. The Chief Executive Officer's base salary was not increased during fiscal 2000. In light of the Company's continued promotion of new products and the leadership required to implement the Company's strategic objectives, the Compensation Committee believes that the Chief Executive Officer's total compensation for fiscal 2000 was reasonable and appropriate.

CONCLUSION

The Compensation Committee believes the mix of conservative salaries, cash incentives for short-term performance and the potential for equity-based rewards for long-term performance represents an appropriate balance of executive compensation. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve.

                           The Compensation Committee:

                           Richard W. Heath
                           Rae F. Evans

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors ( the "Audit Committee" ) is composed of three independent directors and operates under a written charter (Exhibit A) adopted by the Board of Directors on July 23, 2000 in accordance with applicable rules of the Securities and Exchange Commission and Nasdaq. The members of the Audit Committee are Norman E. Brinker, John C. Tolleson and Rae
F. Evans.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent accountants.

     In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence.

     Based upon the Audit Committee's discussion with management and the independent accountants, and the Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended September 30, 2000 filed with the Securities and Exchange Commission. The Audit Committee also recommended that Arthur Andersen LLP be retained as the Company's independent accountants for the 2001 fiscal year.

     Audit Committee:

     Norman E. Brinker
     John C. Tolleson
     Rae F. Evans

     December 21, 2000



                      RATIFICATION OF SELECTION OF AUDITOR
                                    (ITEM 2)

The Board of Directors has selected Arthur Andersen LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2001, and has determined that it would be desirable to request that the stockholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent certified public accountants. Arthur Andersen LLP served as the Company's independent certified public accountants for the fiscal year ended September 30, 2000, and has reported on the Company's consolidated financial statements for such year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors has the responsibility for selecting the Company's independent certified public accountants and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders' opinions, which the Board of Directors will take into consideration in future deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001.


                                 OTHER BUSINESS
                                    (ITEM 3)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.


                          DATE FOR RECEIPT OF PROPOSALS

Any proposal to be presented by a stockholder at the Company's 2002 Annual Meeting of Stockholders must be presented to the Secretary of the Company not later than September 6, 2001.


                                       By Order of the Board of Directors





                                       J. M. Haggar, III
                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER



January 4, 2001
Dallas, Texas


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                                                       EXHIBIT A

                               HAGGAR CORPORATION
                             AUDIT COMMITTEE CHARTER

--   PURPOSE

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process by monitoring
(a) the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) the Company's systems of internal accounting and financial controls, and (c) the annual independent audit of the Company's financial statements.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for their purpose.

The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis.

--   MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD. The board of directors shall appoint Committee members and each Committee member shall serve for a period of one year or until such time as his or her successor has been duly named.

Accordingly, all of the members will be directors:

1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and at least one member of the Committee must have accounting or related financial management expertise.

2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

--   KEY RESPONSIBILITIES

The Committee's role is oversight of the financial accounting function rather than primary responsibility for the preparation or review of financial statements. The Committee recognizes that the Company's management is primarily responsible for preparing the Company's financial statements and that the outside auditors are primarily responsible for auditing those financial statements. The Committee further recognizes that the Company's management, as well as the outside auditors, have more time, knowledge and information concerning the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

The following tasks shall be the common recurring activities of the Committee in carrying out its oversight function. These tasks are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

-- The Committee will meet a minimum of two times per year and more times as deemed necessary by the Committee chair.

-- The Committee shall review the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61 if necessary.

-- As a whole, or through the Committee chair, the Committee shall review any impact of significant events, transactions, and changes in accounting estimates to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission.

-- The Committee must recommend to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the latest fiscal year for filing with the Commission.

-- The Committee shall discuss with management, internal audit, and the outside auditors the quality and adequacy of the Company's internal controls.

--   The Committee shall:

     -- Request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

     -- Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

     -- Recommend that the Board take appropriate action to oversee the independence of the outside auditor.

-- The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

-- The Committee shall review the significant findings, if any, of the Internal Audit department on a quarterly basis. At least once a year, Internal Audit will review significant findings, if any, with the Audit Committee.

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                                       18



                                                                                                                  Please mark
                                                                                                                  your vote as  /X/
                                                                                                                  indicated in
                                                                                                                  this example




                 THE TWO RESOLUTIONS ON THE BALLOT ARE:

1. ELECTION OF DIRECTORS                                                          2. APPROVAL OF ARTHUR ANDERSEN LLP AS INDEPENDENT
                                                                                     CERTIFIED PUBLIC ACCOUNTANTS

   FOR all nominees      TO WITHHOLD     NOMINEES: J.M. Haggar, III, Richard W. Heath
  (Except as marked       AUTHORITY
   to the contrary)   (For all nominees  (INSTRUCTIONS: To withhold authority to vote for any individual nominee,
                            listed)      write that nominee's name in the space provided below.)

                                          _____________________________________________           FOR   AGAINST   ABSTAIN
       /  /                  /  /                                                                /  /     /  /     /  /


                                                                                             CHANGE
                                                                                               OF        /  /
                                                                                            ADDRESS


                                                                                           I PLAN TO
                                                                                            ATTEND       /  /
                                                                                          THE MEETING


Signature(s)________________________________________________________________________________________     Date______________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
-----------------------------------------------------------------------------------------------------------------------------------
                                                     FOLD AND DETACH HERE